UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Target Corporation
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On the evening of May 20, 2009, Target Corporation posted the following White Paper on its web site:

White Paper on the RiskMetrics Report on Target Corporation

Target believes that the RiskMetrics report on the Target proxy contest contains a number of statements and comparisons that are inaccurate or misleading.  This White Paper highlights some of the flaws that Target sees in the RiskMetrics report.

1. RiskMetrics wrongly criticizes Target’s real estate ownership as “atypical.”*

In several places in its report, RiskMetrics refers to Target’s “atypical amount of real estate ownership”* versus other big box retailers implying that Target’s real estate ownership is suboptimal compared with other retailers.  The assertion that Target is following an “atypical” strategy with respect to real estate is central to RiskMetrics’ claim that Target “would benefit from new blood.”*

In fact, however, Wal-Mart, Target, Home Depot, Lowe’s and Costco all own a high percentage of their U.S. real estate and all own more real estate than most publicly traded REITs.  These retailers are ranked as follows in terms of US real estate ownership inclusive of publicly traded REITs: #1 Wal-Mart,(1) #2 Target,(2) #3 Home Depot,(3) #5 Lowe’s,(4) and #10 Costco(5).

Estimated US Total Owned Gross Leasable Area (sq. ft.) (A)
1	Wal-Mart	499 million (B)
2	Target Corporation	213 million (C)
3	Home Depot	182 million (D)
4	General Growth	168 million (E)
5	Lowe’s	163 million (F)
6	Simon Property Group	153 million (G)
7	The Macerich Company	76 million (H)
8	Kimco Realty Corporation	74 million (I)
9	CBL & Associates Properties	73 million (J)
10	Costco	67 million (K)

Note: All references in chart can be found as endnotes

Thus, Target believes that RiskMetrics’ assertion about an “atypical” real estate strategy is simply wrong.  Moreover, by continuing to own substantially all of its real estate, Target believes that it enjoys meaningful financial and operating benefits.  Ownership of the land under Target’s stores

(1)  84% land ownership. U.S. only. Owned buildings only. Source: FYE January 2009 10-K

(2) 85% land ownership. Total company in U.S. only. Owned land and buildings only. Source: FYE January 2009 10-K

(3) 89% land ownership. Total Company. Owned buildings only. Source: FYE March 2009 10-K

(4) 88% land ownership. Total Company. Owned buildings only. Source: FYE March 2009 10-K

(5) 79% land ownership. U.S. only. Owned land and buildings only. Source: FYE August 2008 10-K and distribution centers allows Target to benefit from the value that Target creates on those sites.  This provides the necessary flexibility to make significant improvements to Target’s stores to drive the company’s strategy and protect Target’s brand.

From a financial perspective, Target believes that ownership is cost-effective and provides significant future financial flexibility given the unencumbered nature of the assets, a necessary buffer for economic downturns.

Richard S. Sokolov, President and COO of Simon Property Group Inc., the largest REIT in North America, said:

“Transferring all of this real estate would constrain Target’s future ability to benefit from the value that could be created in this real estate and its flexibility to make the necessary renovations, expansions, and enhancements that are part of the ongoing evolution of the stores of any retailer.” Letter to Gregg Steinhafel by Richard S. Sokolov, filed by Target with the SEC on May 19, 2009.

2. RiskMetrics’ calculation of compound annual growth rates (CAGR) and other metrics is flawed.

In its calculation of Target’s CAGR for various financial metrics, RiskMetrics chooses a base period (2003) that includes Marshall Field’s and Mervyn’s, businesses Target sold in 2004.  Over the five years analyzed by RiskMetrics, Target’s financial results from continuing operations have produced compound annual growth rates in excess of those reported by RiskMetrics.  For example:

	RiskMetrics	Continuing Operations
	CAGR	CAGR
Revenue	6.2%	9.1%
Net Income	3.8%	6.5%
EBITDA	5.2%	7.9%
EPS	7.3%	10.2%

Similarly, in its assessment of Target’s same store sales performance, RiskMetrics ignores the fact that Target has outperformed both Wal-Mart and Kohl’s in five of the past six years.

Same store sales % - Annual - TGT vs. WMT

Year	Target	Wal-Mart	Variance
2008	(2.9)	3.2	(6.1)
2007	3.0	1.0	2.0
2006	4.8	1.9	2.9
2005	5.6	3.0	2.6
2004	5.3	2.9	2.4
2003	4.4	3.9	0.5

Same store sales % - Annual - TGT vs. KSS

Year	Target	Kohl’s	Variance
2008	(2.9)	(6.9)	4.0
2007	3.0	(0.8)	3.8
2006	4.8	5.9	(1.1)
2005	5.6	3.4	2.2
2004	5.3	0.3	5.0
2003	4.4	(1.6)	6.0

Finally, RiskMetrics incorrectly reports Target’s SG&A expenses as a percentage of sales to be 22.6%, whereas the correct figure of 20.4% compares favorably to many of the peers listed in the RiskMetrics report.

3. RiskMetrics wrongly paints Target as resistant to change.

In fact, Target regularly adds fresh perspectives to its Board with the addition of new directors. Target has added six new Board members since 2002, including three added since 2007.

Target is committed to maintaining open communications with all of its shareholders and has a long history of being responsive to shareholder proposals and issues.  Target’s goal is to build significant shareholder value over time, and Target is always open to listening to ideas for creating value.

Members of Target’s Board of Directors, management and outside advisors, including Goldman Sachs, have engaged in numerous discussions with Pershing Square.  Each Pershing Square idea has been received by Target with an open mind.  Accordingly, Pershing Square has enjoyed a high degree of access to Target’s directors and management.  Throughout the discussions with Pershing Square, what has not changed is Target’s objective — to create substantial shareholder value over time.

Only after Target’s rejection of Pershing Square’s real estate proposal did Bill Ackman launch his proxy fight, despite his prior history of complimenting Target as having the best management in the business and being open to shareholders.  Target believes it is Pershing Square that is clinging to an idea — its real estate proposal — that Target’s Board concluded, after careful consideration, is not in the best interests of Target and its shareholders.

4. RiskMetrics questions Target’s strategy.

Target today announced earnings for the first quarter ended May 2, 2009.  Target stated its belief that the improved stability and predictability in key aspects of both Target’s retail and credit card segments reflect the resilience of Target’s strategy and underscore the company’s ability to generate substantial value for shareholders over time.

Target’s long-term strategy has created one of the most successful retailers in the United States.  Over the past 10 years ending January 31, 2009, Target has:

•                  Grown revenues at a compound annual rate of 11%, gaining substantial market share;

•                  Translated this top-line growth into increased profitability by expanding EBITDA margins by 200 basis points; and

•                  Grown EPS at an average annual rate of 14%.

This performance has translated into the company’s stock price outperformance in relation to Wal-Mart and the S&P 500 on a ten-year(6), five-year(7) and year-to-date(8) basis.

The RiskMetrics report claims that RiskMetrics emphasizes long-term performance, but then goes on to focus on Target’s performance over a selective short-term period and questions whether Target has the right strategy for all economic environments.  We believe that Target’s long-term performance, as well as its performance year to date and the earnings announced today, make clear that Target’s strategy is the right one.

5.  RiskMetrics failed to provide the full context when quoting John Pound, former Harvard professor of corporate finance and corporate governance.

As quoted by RiskMetrics:

“Even those that oppose the dissidents, including John Pound, former Harvard professor and activist investor focused on the retail space, acknowledge Donald is a ‘highly regarded operator in [the grocery] field.’”* RiskMetrics Report on Target Corporation May 19, 2009.

The actual quote:

“It is inconceivable to me that anyone would believe that Pershing, or an ex-grocery executive (a highly regarded operator in that field, but, without a track record of success in creatively-driven retail), could possibly have a better viewpoint into how to drive traffic, conversion, and margin in Target stores, than do Target’s management and merchant teams.” Letter to Gregg Steinhafel by John Pound, filed by Target with the SEC on May 19, 2009.

Mr. Pound goes on to say:

“Target has a terrific and stable management team. The board has retained key talent in a competitive retail environment. Important succession issues appear to have been handled well. Compensation and incentives are appropriate. The culture is strong and Target’s corporate values are widely admired.

(6) Ten-year based on May 19, 1999 to May 19, 2009. Stock price performance- TGT: +29%, WMT: +8%, S&P 500: -32%

(7) Five-year based on May 19, 2004 to May 19, 2009. Stock price performance- TGT: -3%, WMT: -10%, S&P 500: -17%

(8) Year-to-date based on December 31, 2008 to May 19, 2009. Stock price performance- TGT: +21%, WMT: -12%, S&P 500: 0.5%

Given these realities, there is simply no reason or justification for forcing new directors onto the Target board through a contentious and distracting process.” Letter to Gregg Steinhafel by John Pound, filed by Target with the SEC on May 19, 2009.

6. RiskMetrics mischaracterizes Target’s nominating process.

In its report, RiskMetrics states that questions remain about Target’s nominating process.  In fact, Target has described the process of the Nominating Committee in the Background section of its proxy statement.

On March 3, 2009, members of the Nominating Committee of Target’s Board of Directors met with, and carefully considered, Pershing Square’s initial candidates, Bill Ackman and Matthew Paull, for election to the Target Board.  At the meeting, Pershing Square acknowledged that Mr. Paull would have an antitrust conflict with respect to service on the Target Board because of his position on the Best Buy Board of Directors.  Later that day, Mr. Ackman suggested another candidate who had a similar antitrust conflict.  Subsequently, two business days before the Nominating Committee made its decision, Pershing Square’s general counsel sent an email with the resumes of Messrs. Ashner and Vague.  Messrs. Donald and Gilson were never mentioned to the Nominating Committee or the Target Board before Pershing Square launched its proxy contest.

Bill Ackman admits that he did not begin looking for alternative candidates until after withdrawing Matthew Paull from consideration.

“Matt did not want to do that [resign from the Best Buy board] so I said look, we can find other directors, including ones unaffiliated from Pershing Square.  And we began the process of looking for other alternatives on nominees that the board could accept on a consensual basis.”* Bill Ackman, Glass Lewis Proxy Talk, May 12, 2009.

Target believes the record reflects that Target and its Board and Nominating Committee were deliberative and thoughtful in considering Pershing Square’s initial suggested candidates, while Pershing Square was hasty and last-minute in the selection of its current slate.

7.  The RiskMetrics report lacks any critical analysis of Pershing Square’s nominees.

In its May 19, 2009 report recommending that Target shareholders elect all four of the Board’s nominees, Glass Lewis & Co. states*:

Concerning Jim Donald: “In our opinion, the current operating experience of Ms. Dillon at McDonald’s, as well as her experience at Quaker’s food division, remains more certain when compared to James Donald’s track record as CEO of Starbucks.”

“Shareholders should also be concerned with Mr. Donald’s apparent willingness to abandon his seat on the Rite-Aid board, if he is elected at Target, after just one year of service. We wonder whether Mr. Donald would be so willing to leave Target’s board if offered the opportunity in the future.”

Concerning Michael Ashner: “Though Mr. Ackman claimed to not have had dealings with Mr. Ashner or to have talked with him in some time, we note that Mr. Ashner was a Pershing Square nominee at its 2007 proxy contest at Ceridian Corporation. The nomination of Mr. Ashner calls into question Pershing Square’s desire to nominate truly independent individuals to Target’s board. Another concern regarding Mr. Ashner is the relative performance of Winthrop.

It appears that Mr. Ashner will have [his] hands full in his role as CEO of Winthrop during 2009.”

Concerning Bill Ackman: “The Dissident has conveniently left Borders off of the highlight list in its presentation though we note that the book retailer’s share price declined nearly 75% since the Dissident secured board representation in January 2008.

Considering that Mr. Ackman’s strategy is focused primarily on trying to create value though a potential credit card or real estate transaction, rather than actual operating strategies to bolster revenues and earnings, we do not believe that the participation of Mr. Ackman on the Target board is critical at this point.”

Concerning Richard Vague: “Mr. Vague has more recently served as the CEO of an energy service company (since 2007). In our opinion, the current experience of Mr. Kovacevich is more timely and relevant for Target at this point in time.”

Concerning Ronald Gilson: “We also believe that shareholders should be troubled that Pershing Square chose to place its corporate governance expert as its fifth nominee. If the Dissident was truly concerned with addressing Target’s board governance, it would seem prudent to put Mr. Gilson as a primary nominee.”

The RiskMetrics report ignores these very real issues.

8.  We believe RiskMetrics does not provide a basis to conclude that change is required to the Target Board.

In RiskMetrics’ own words*:

•                  “Target’s total shareholder return has exceeded its peer group and S&P500 index over the 1-, 5- and 10-year periods ending May 15, 2009.”

•                  “Total shareholder returns for Target shareholders over the long-run have been attractive.”

•                  “Additionally, Target’s TSR [total shareholder return] has largely exceeded its closest peer Wal-Mart’s over the 5-year and 10-year period.”

In light of this performance, Target simply does not understand how RiskMetrics could conclude that any change is required to the Target Board.

* Permission to use quotes neither sought nor obtained. Based on the latest company filings

(A) Based on the latest company filings

(B) Based on US retail store counts, average store square footage, and % of units owned from most recent 10-K filings

(C) Includes owned and combined retail square footage. Excludes leased retail square footage and owned distribution centers square footage

(D) Based on US retail store counts, average store square footage, and % of units owned from most recent 10-K filings

(E) Based on US retail store counts, average store square footage, and % of units owned from most recent 10-K filings

(F) Based on US retail store counts, average store square footage, and % of units owned from most recent 10-K filings

(G) Based on U.S. properties square footage which the company owns.  Excludes international properties square footage

(H) Includes square footage of properties which the company owned or has a majority and minority ownership interest

(I) Based on pro rata share of GLA in shopping center portfolio

(J) Includes total square footage of the anchors (whether owned or leased by the anchor) and mall stores. Excludes future expansion areas

(K) Based on US retail store counts, average store square footage, and % of units owned from most recent 10-K filings

Important Information

Target, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Target’s shareholders in connection with Target’s 2009 Annual Meeting.  Important information concerning the identity and interests of these persons is available in the proxy statement that Target filed with the SEC on April 21, 2009 and the Schedule 14A that Target filed with the SEC on May 7, 2009.

Target has filed a definitive proxy statement in connection with its 2009 Annual Meeting.  The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Target are available free of charge at http://www.sec.gov and http://investors.target.com.  Shareholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card before making any voting decision.

On the evening of May 20, 2009, Target Corporation posted the following text and link on a page on its web site:

5/20/09

Target Sees Flaws in RiskMetrics’ Report on Target Corporation

Target believes that the RiskMetrics report on the Target proxy contest contains a number of statements that are inaccurate or misleading. This White Paper highlights some of the flaws that Target sees in the RiskMetrics report.

[Link to White Paper filed herewith]